Exhibit 3.226

THE COMPANIES ACT 2006 PRIVATE COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF ROWAN NO.1 LIMITED Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the Company and to take at least one share. Name of each subscriber Authentication by each subscriber ABOGADO NOMINEES LIMITED Dated 11th April 2012 11 Apr 2012 11:40 Memorandum of Association - 1 -